EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Frankfort, Danville, and Lancaster, Kentucky

For Immediate Release February 6, 2014

Contact:	Kentucky First Federal Bancorp

Don Jennings, President

Clay Hulette, Vice President

(502) 223-1638

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $598,000 or $0.07 diluted earnings per share for the three months ended December 31, 2013, compared to net earnings of $927,000 or $0.12 diluted earnings per share for the three months ended December 31, 2012, a decrease of $329,000 or 35.5%. Net earnings were $1.0 million or $0.12 diluted earnings per share for the six months ended December 31, 2013, compared to net earnings of $1.4 million or $0.19 diluted earnings per share for the six months ended December 31, 2012, a decrease of $428,000 or 29.5%.

The decrease in net earnings on a quarter-to-quarter basis and year-to-date basis was primarily attributable to a $958,000 bargain purchase gain recognized in the 2012 period, which was a result of the acquisition of CKF Bancorp, Inc. (“CKF Bancorp”) on December 31, 2012. No CKF Bancorp operations are included in the Company’s reported earnings for the 2012 period, while the Company’s results of operations for the 2013 quarter include operations acquired from CKF Bancorp.

Net interest income after provision for loan losses increased $1.1 million or 69.5% to $2.8 million for the quarter ended December 31, 2013, compared to $1.7 million for the prior year quarter, primarily because of higher net interest income and lower provision for loan loss. Net interest income before provision for loan loss increased $923,000 or 45.3% to $3.0 million for the quarter ended December 31, 2013, primarily because of the larger operating base of the Company. Provision for losses on loans decreased $221,000 to $171,000 for the recently-ended quarter compared to a provision of $392,000 in the prior year period. Noninterest income totaled $97,000 for the three months ended December 31, 2013, a decrease of $920,000 from the same period in 2012, primarily due to the bargain purchase gain noted previously. Noninterest expense increased $614,000 or 42.9% to $2.0 million for the recent period due primarily to higher operating costs associated with the acquisition of CKF Bancorp.

Net earnings decreased $428,000 or 29.5% to $1.0 million for the six month period ended December 31, 2013, compared to $1.4 million for the prior year period. The decrease in net earnings was due primarily to the bargain purchase gain described above. As with the operations for the quarters ended December 31, 2013 and 2012, no CKF Bancorp operations are included in the reported earnings for the six months ended December 31, 2012, while the Company’s results of operations for the 2013 period include operations acquired from CKF Bancorp. Net interest income after provision for loan losses increased $1.7 million or 46.7% to $5.3 million for the six months recently ended compared to $3.6 million for the six months ended December 31, 2012. Noninterest income totaled $212,000 for the six months ended December 31, 2013, a decrease of $914,000 from the same period in 2012, primarily due to the bargain purchase gain in the 2012 period. Noninterest expense increased $1.3 million or 48.2% to $4.0 million for the recent six-month period due primarily to higher operating costs associated with the acquisition of CKF Bancorp.

At December 31, 2013 assets decreased $7.7 million or 2.4% to $316.4 million compared to $324.1 million at June 30, 2013. This decrease was attributed primarily to a decrease in cash and cash equivalents and in loans and was somewhat offset by an increase in investment securities. Total liabilities decreased $8.1 million or 3.1% to $249.4 million at December 31, 2013, as deposits decreased $10.2 million or 4.4% to $220.7 million at December 31, 2013. Somewhat offsetting the decline in deposits was an increase in FHLB advances which increased $2.7 million or 11.1% to $27.0 million at December 31, 2013. The Company utilized part of its cash as well as short-term borrowing to fund the acquisition of a short-term $10.0 million U.S. Treasury note. Subsequent to the quarter end the Company reduced advances by $8.0 million with a portion of the proceeds received from the maturity of the investment.

At December 31, 2013, the Company reported its book value per share as $7.86.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2013. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates six banking offices in Kentucky, including three in Frankfort, two in Danville, and one in Lancaster. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2013, the Company had approximately 8,529,178 shares outstanding of which approximately 55.4% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2013	2013
	(In thousands, except share data)
	(Unaudited)
Assets
Cash and Cash Equivalents	$7,908	$16,540
Investment Securities	20,424	12,437
Loans Held for Sale	--	196
Loans, net	255,047	262,491
Other Assets	33,014	32,398
Total Assets	$316,393	$324,062
Liabilities
Deposits	$220,747	$230,981
FHLB Advances	27,016	24,310
Deferred revenue	639	641
Other Liabilities	986	1,508
Total Liabilities	249,388	257,440
Shareholders' Equity	67,005	66,622
Total Liabilities and Equity	$316,393	$324,062
Book Value Per Share	$7.86	$7.80

Condensed Consolidated Statements of Income

(In thousands, except share data)

	Six months ended December 31,		Three months ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Interest Income	$6,626	$4,839	$3,390	$2,414
Interest Expense	881	814	428	375
Net Interest Income	5,745	4,025	2,962	2,039
Provision for Losses on Loans	453	418	171	392
Non-interest Income	212	1,126	97	1,017
Non-interest Expense	4,031	2,720	2,044	1,430
Income Before Income Taxes	1,473	2,013	844	1,234
Income Taxes	452	564	246	307
Net Income	$1,021	$1,449	$598	$927
Earnings per share:
Basic and diluted	$0.12	$0.19	$0.07	$0.12
Weighted average outstanding shares:
Basic and diluted	8,374,184	7,544,654	8,374,184	7,544,233